FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC.  SUBSIDIARY SIGNS ASSET PURCHASE AGREEMENT TO PURCHASE SCHIEK’S PALACE ROYALE GENTLEMEN’S CLUB IN MINNEAPOLIS

HOUSTON – (March 23, 2011) – A subsidiary of Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s leading group of upscale gentlemen’s clubs, has signed an asset purchase agreement to acquire the Minneapolis gentlemen’s club currently operating as Schiek’s Palace Royale for $3,050,000. In addition a subsidiary of Rick’s Cabaret will pay $3,250,000 to acquire the real estate associated with the club at South 4th Street in downtown Minneapolis.

Closings on the transactions are expected within five days of issuance of licenses needed to operate an adult cabaret at the club currently owned by VCG Holding Corp. (NASDAQ: VCGH).  The closings are subject to issuance of operating permits and other documents customary for acquisitions of this type,

The acquisition will bring to 23 the number of clubs in the Rick’s Cabaret group nationwide Additionally, the company has signed a definitive agreement to acquire a club in Indianapolis.

Eric Langan, president and CEO of Rick’s Cabaret: said: “When we complete this transaction we will have two fine gentlemen’s clubs in the vibrant Minneapolis market, giving us great efficiencies in management, marketing and purchasing. The price of the club is well within our range for accretive acquisitions. We have several branding options for the club, which we will announce after the deal has closed.”

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to 22 upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements are described in forms filed with the SEC from time to time and available at www.ricksinvestor.com or on the SEC's internet website at www.sec.gov.   Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com